Return to 10Q
Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Jesse de la Rama and I.C. Isaacs & Company LP.

DEFINITIONS

As used throughout this Agreement:

1. “Executive” refers to Jesse de la Rama, his heirs, executors, administrators, agents, successors, assigns and dependents.

2. “Isaacs” refers to I.C. Isaacs & Company LP, together with its respective past and present parents, subsidiaries, and affiliates, and its respective past and present officers, directors, agents, employees, successors and assigns, in both their individual and corporate capacities.

3. “Employment Agreement” refers to the Employment Agreement, made as of the 1st day of March 2004, by and between I.C. Isaacs & Company LP and Executive, as amended by an Amendment, dated as of August 1, 2005.

RECITALS

WHEREAS, Executive had been employed as Executive Vice President and Chief Operating Officer of Isaacs;

WHEREAS, pursuant to this Agreement, Executive has resigned as Executive Vice President and Chief Operating Officer, effective as of May 9, 2007 (the “Termination Date”); and

WHEREAS, the parties hereto desire to settle any and all potential disputes relating to Executive’s employment and the termination thereof;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be and being legally bound hereby, the parties agree as follows:

AGREEMENT

1.  Effective as of May 9, 2007, Executive has: (a) resigned his employment with Isaacs as Executive Vice President and Chief Operating Officer, and (b) resigned any and all positions he has, whether as a director, officer, or otherwise, with any affiliate of Isaacs or otherwise by reason of his employment with Isaacs. Isaacs hereby accepts such resignations. The parties hereto hereby acknowledge and agree that the termination of Executive’s employment pursuant to this Agreement shall be considered a termination of Executive’s employment without “Cause” pursuant to Section 10 of the Employment Agreement, provided that the provision of Section 10 of the Employment Agreement requiring that payments by the Company to Executive in the event of a termination of employment without “Cause” be reduced by any compensation paid to Executive during the period he receives such payments shall not apply.

2.  Executive represents that he does not have any claim, action or proceeding pending against Isaacs, or which arises out of his employment by Isaacs or the termination thereof.

3.  (i) In full and complete consideration for Executive’s promises, covenants and agreements set forth herein, Isaacs will continue to pay Executive’s base salary at the rate of two hundred seventy-five thousand dollars ($275,000) per annum, less all applicable deductions and withholdings, until such time following the Termination Date that such payments equal two hundred twenty-five thousand dollars ($225,000). Isaacs will also pay Executive for any unused vacation accrued to the Termination Date and for any accrued but unpaid expenses through the Termination Date that are required to be reimbursed in accordance with Section 8 of the Employment Agreement. In addition, Isaacs agrees to continue providing Executive with medical and/or dental insurance coverage under the medical and dental plans generally made available by Isaacs to its employees for a period of ten months after the Termination Date without charge (the “Benefit Period”). After the Benefit Period, if Executive timely elects to continue medical and/or dental insurance coverage pursuant to COBRA under such medical and dental plans, Executive shall be responsible for paying the required COBRA premium for the remainder of the term of his continuation coverage. For the avoidance of doubt, nothing in this Agreement is intended to affect any benefits to which Executive is entitled as of the Termination Date under the terms of the Isaacs 401(k) plan.

(ii) The parties hereby acknowledge and agree, notwithstanding the ambiguity created by certain conflicting provisions of the Employment Agreement and the I.C. Isaacs & Company, Inc. Amended and Restated Omnibus Stock Plan Nonstatutory Stock Option Grant Agreement between Isaacs and Executive, effective December 6, 2004 (“2004 Option Agreement”) and the I.C. Isaacs & Company, Inc. Amended and Restated Omnibus Stock Plan Nonstatutory Stock Option Grant Agreement between Isaacs and Executive, dated August 1, 2005 (“2005 Option Agreement”), that the following terms apply to the respective stock option grants:

•	The grant of an option pursuant to the 2004 Option Agreement with respect to 25,000 shares shall remain exercisable with respect to 25,000 shares until February 28, 2009.
•
The grant of an option pursuant to the 2005 Option Agreement with respect to 75,000 shares shall remain exercisable with respect to 50,000 shares until February 28, 2009, and the option grant with respect to the remaining 25,000 shares shall expire as of the date hereof.

4.   (i) Executive shall not be entitled to any payment or continued payment under Section 3 of this Agreement if Executive is in willful material breach of any covenant contained in this Agreement, and such breach, if susceptible to cure, is not substantially cured within 15 days after written notice of such breach is provided to Executive.

(ii) Executive shall not be entitled to any payment or continued payment under Section 3 of this Agreement if Executive contends in any proceeding that this Agreement was invalid or unenforceable in whole or in part.

5.  The parties hereto agree that the provisions of this Section 5 shall supersede the provisions of Section 11 of the Employment Agreement.

(i) Executive acknowledges that during the course of his past employment with Isaacs, he has had access to proprietary information and confidential records of Isaacs, and has made use of proprietary information and confidential records of Isaacs. Executive agrees that he shall not, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than Isaacs, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by Isaacs or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by Isaacs; (b) the name and/or address of any licensor, customer, vendor or distributor of Isaacs or any information concerning the transactions or relations of any licensor, customer, vendor or distributor of Isaacs or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by Isaacs but not generally known to its or their customers, vendors or competitors, or under development by or being tested by Isaacs but not at the time offered generally to customers, vendors or distributors; (d) any information concerning the structure or content of the proprietary databases of any of Isaacs; (e) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of Isaacs; (f) customer lists and contact information; (g) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Isaacs; (h) product information and future development plans; (i) any business plans, budgets, advertising or marketing plans; (j) any information contained in any of the written or oral policies and procedures or manuals of Isaacs; (k) any information belonging to customers, vendors or distributors of Isaacs or any other person or entity which Isaacs has agreed to hold in confidence; (l) any inventions, innovations or improvements covered by this Agreement; and (m) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information (i) generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than Isaacs or its directors, officers, employees, partners, principals or agents (other than as a result of a breach of any obligation of confidentiality) or (ii) that is within Executive’s general business or industry knowledge, know-how or expertise (collectively, “know-how”), provided such know-how is of a generic nature not specifically pertaining to Isaacs.

(ii)  Executive shall not at any time, except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by Isaacs. Executive shall deliver promptly to Isaacs all property and records of Isaacs, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic, optical, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. Executive agrees that all property and records of Isaacs (including, without limitation, all confidential records) shall be and remain the sole property of Isaacs.

(iii)  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by Isaacs, belong to Isaacs. Executive will promptly disclose in writing such inventions, innovations or improvements to Isaacs and, at Isaacs’ expense, will perform all actions reasonably requested by Isaacs to establish and confirm such ownership by Isaacs, including, but not limited to, cooperating with and assisting Isaacs in obtaining patents, copyrights, trademarks, or service marks for Isaacs in the United States and in foreign countries.

(iv)  Executive acknowledges the highly competitive nature of Isaacs’ business and that his position, services, and access to and use of confidential records and proprietary information renders him special and unique. Therefore, Executive agrees that, during a period of ninety (90) days after the Termination Date, Executive shall not, directly or indirectly, without the express prior written authorization of Isaacs, (a) enter the employ of, or render any services to, any direct competitor of Isaacs in the urban market (“Competitive Business”) or (b) engage in any Competitive Business on Executive’s own account or become interested in or affiliated with any such Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, member, manager, principal, agent, employee, trustee, consultant, or in any other relationship or capacity.

(v)  Executive agrees that, for a period of one (1) year after the Termination Date, Executive shall not, directly or indirectly, without the express prior written authorization of Isaacs, (a) solicit or recruit any employee who was employed by Isaacs as of the Termination Date to leave his or her employment with Isaacs, (b) solicit any Person who is or was a licensor of, customer of, or a vendor or supplier or contractor to, Isaacs within the 12-month period immediately preceding the Termination Date, where the purpose or effect of such solicitation is to conduct a Competitive Business, or (c) advise or encourage any Person who is or was an employee, licensor, customer, vendor or supplier of or to Isaacs within the 12-month period immediately preceding the Termination Date to terminate his, her or its relationship with Isaacs or to reduce the amount of business customarily done with Isaacs.

(vi)  Executive acknowledges and agrees that, by virtue of his position, his services, and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 5 would cause Isaacs immediate, substantial and irreparable injury for which it has no adequate remedy at law. Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by Isaacs of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to Isaacs under any other agreement or applicable law.

6.  Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Executive hereby releases Isaacs to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which he has or may have for any period prior to and arising up to his execution of this Agreement, including, but not limited to, any claim of defamation, wrongful discharge, breach of contract, any claim for additional compensation, any claims arising out of or related to Executive’s employment by Isaacs and the termination thereof, any claims arising under or related to any employment agreement, whether oral or written, between Executive and Isaacs, claims for unpaid wages or commissions or bonuses, severance pay, and claims of discrimination under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, and all other federal, state and local laws, including but not limited to any claim for attorneys’ fees or costs. Except as necessary to enforce the terms of this Separation Agreement and General Release and for any claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature arising from Executive’s intentional misconduct or gross negligence, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Isaacs hereby releases Executive to the maximum extent permitted by law from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which it has or may have for any period prior to and arising up to the Termination Date, including but not limited to any claim for attorneys’ fees or costs.

7.  The parties agree that it is a material condition of this Agreement that Executive maintain strictly confidential, and shall take all reasonable steps to prevent the disclosure to any person or entity, the existence and terms of this Agreement and all disputes and disagreements between Executive and Isaacs arising out of Executive’s employment by Isaacs and the termination thereof. This provision does not prohibit Executive from providing this information to an attorney or accountant for purposes of obtaining legal or tax advice or as otherwise required by law, or to members of his immediate family. To the extent Executive makes any disclosure to any attorney, accountant, or family member as permitted pursuant to this Section, he shall instruct such person not to make any further disclosure except in accordance with this Section.

8.  The parties agree that it is a material condition of this Agreement that Executive shall not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule (i) Isaacs; (ii) any of its products, services, affairs, or operations; or (iii) any of its past or present directors, officers, employees, agents, or licensors. By way of example only, such prohibition shall include, but not be limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website or via the internet.  Isaacs agrees that it will not make any official or internal announcements or issue any press releases which contain any negative or derogatory statements about Executive that are intended to disparage Executive and that it will advise the members of its Board of Directors and its executive officers that they should not make or publish any statement (in verbal, written, electronic or any other form), or instigate, assist or participate in the making or publication of any statement (in verbal, written, electronic or any other form), which would libel, slander or disparage Executive (whether or not such disparagement legally constitutes libel or slander) or him expose to hatred, contempt or ridicule.

9.  Executive shall reasonably cooperate with Isaacs in connection with any and all actions, governmental inquiries or other legal proceedings in which Executive’s assistance may be requested by Isaacs. Such cooperation shall include, among other things, making documents relating to Isaacs in Executive’s custody or control available to Isaacs or its counsel, making Executive reasonably available for interviews by Isaacs or its counsel, and being reasonably available to appear as a witness at deposition, trial or otherwise. In addition, Executive shall reasonably cooperate with Isaacs, as requested by Isaacs, to effect a transition of his responsibilities and to ensure that Isaacs is aware of all matters being handled by him. Any reasonable vouchered out-of-pocket expenses incurred by Executive in fulfilling his obligations under this Section 9 shall be promptly reimbursed by Isaacs. Isaacs will provide Executive with reasonable compensation for time spent by Executive after the Benefit Period as a witness at deposition, trial or otherwise pursuant to this Section 9.

10.  Notwithstanding anything to the contrary contained in this Agreement, neither Executive nor Isaacs shall be prohibited or restricted in connection with any communications with any regulatory or self-regulatory organization or any law enforcement authority or pursuant to court order or lawful subpoena or other legal process, or from making any other disclosure required by law. In the event that Isaacs determines to issue a press release the primary purpose of which is to announce the resignation of Executive as contemplated by this Agreement, Isaacs will provide Executive with a copy of the proposed press release in advance of its publication and agrees to consider any comments to the proposed press release provided by Executive.

11.  Except as expressly provided in this Agreement, Executive shall not be entitled to any money or other consideration from Isaacs. Executive acknowledges he is receiving under this Agreement consideration in addition to anything of value to which he already is entitled.

12.  In executing this Agreement, neither Isaacs nor Executive admits any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state or local law or regulation.

13.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.  The unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions hereof unenforceable or invalid.

15.  This Agreement constitutes the entire agreement between the parties, supersedes all existing agreements, whether written or oral, regarding Executive’s employment by Isaacs and any payments to be made by Isaacs or benefits that Isaacs is to make available to Executive in connection with the termination of his employment by Isaacs pursuant to the Employment Agreement and the other matters set forth herein, and cannot be altered except in a writing signed by the parties. The parties acknowledge that they entered into this Agreement voluntarily, that they fully understand all of its provisions, and that no representations were made to induce execution of this Agreement which are not expressly contained herein.

16.  This Agreement shall be deemed to have been made in the State of New York, and shall be interpreted and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law or where the parties are located at the time a dispute arises. Any dispute arising out of or relating to this Agreement shall be commenced in any state or federal court sitting in the County of New York in the State of New York, and Executive and Isaacs consent to the jurisdiction of such courts for such purposes.

17.  Executive is advised to consult with the attorneys of his choice prior to executing this Agreement. Executive acknowledges that he has had the opportunity to consult with counsel and has had an adequate opportunity to review this Agreement before its execution.

18.  Executive acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Agreement and has been and hereby is advised to consult with the attorneys of his choice prior to executing this Agreement. Executive further acknowledges that he will have a period of seven (7) calendar days following his execution of this Agreement in which to revoke his consent, and that the Agreement will not become effective or enforceable until the revocation period has expired. A revocation will become effective only if Executive furnishes Isaacs with a written notice to I.C. Isaacs & Co., Inc., 475 10th Avenue, 9th Floor, New York, New York 10018, Attn: Gregg A. Holst, Chief Financial Officer, such that it is actually received within such seven (7) day period. Isaacs will have no obligation to make the payments set forth herein unless and until this Agreement becomes effective.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release on the dates indicated below.

/s/Jesse de la Rama
Jesse de la Rama     Date: May 11, 2007

I.C. Isaacs & Company, LP

By: /s/Gregg A. Holst
Name: Gregg A. Holst    Date: May 11, 2007
Title: Chief Financial Officer